NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FOURTH QUARTER RESULTS

  DILUTED EARNINGS PER SHARE INCREASED 18%
  NET INCOME INCREASED 23%
  COMPANY-OWNED RUBY TUESDAY SAME-STORE SALES INCREASED 1.3%
  DOMESTIC FRANCHISE SAME-STORE SALES INCREASED 4.6%

MARYVILLE, TN – July 14, 2004 – Ruby Tuesday, Inc. today reported results for its fourth quarter and fiscal year ended June 1, 2004. For the quarter, diluted earnings per share increased 17.9% to $0.46, while net income increased 22.6% to $31.0 million. For the year, the Company reported record diluted earnings per share of $1.64, representing a 20.6% increase compared to a year ago. Net income increased 24.3% for the year, while total operating revenues increased 14.0% to $1.0 billion. For the year, pre-tax profit margin increased 150 basis points to 16.4%. Same-store sales at Company-owned Ruby Tuesday restaurants increased 1.3% and 2.3% for the quarter and year, respectively. Same-store sales at domestic franchise restaurants (including restaurants owned by franchisees in which the Company holds an equity interest as well as restaurants owned by traditional franchisees) increased 4.6% and 4.0% for the quarter and year, respectively.

Highlights for the fourth quarter, compared with the same period of the prior year, are shown below:

	4Q fiscal 2004	4Q fiscal 2003
Diluted earnings per share	$ 0.46	$ 0.39
Company-owned same-store sales change	1.3%	1.7%
Company-owned average unit volume increase	1.4%	2.1%
Total operating revenues	$ 275,538,000	$ 246,913,000
Pre-tax margins	17.5%	15.7%

“To-go” sales accounted for 6.0% of the Company’s sales at Company-owned freestanding restaurants during the fourth quarter. The “curb-side to-goSM” program has been in place at both Company-owned and franchise restaurants since the Company’s second fiscal quarter of this year.

During the fourth quarter, the Company rolled out its Spring menu, which included some lower pricing as well as Phase Two of the “Ruby Tuesday Smart EatingSM” initiative. The primary objective of the Spring menu was to provide value and nutritional information, such as calories, fat grams, net carbohydrate grams and fiber grams, for all menu items thus enabling the guest to make more informed decisions regarding his/her diet. Preference in the Company’s Smart Eating initiative continues to grow.

Sandy Beall, the Company’s Chairman and Chief Executive Officer, commented, “We just completed a record year in many respects including revenues, margins, and earnings per share. In addition to being a great year financially, fiscal 2004 was a year of great change for us. We reduced the span of control for our multi-unit operators, rolled out curbside to-go to the entire domestic system, took an industry-leading role with our Smart Eating initiative, and invested both money and energy in our facilities and team image programs. After focusing our time and money on our teams, operations and facilities, as we head into fiscal 2005, we now plan to invest money in advertising initiatives affecting the majority of our Company-owned locations. We believe these initiatives, among others, will enable us to continue to deliver on our longer-term goals.”

“As has been the case in much of the restaurant industry over the past several months, we have experienced some sequential slowing in same-store sales growth,” Beall continued. “Our fourth quarter same-store sales at Company-owned restaurants finished a little softer than we had originally projected, however domestic franchise restaurant same-store sales were much stronger than anticipated. Same-store sales at Company-owned restaurants and domestic franchise restaurants were down 0.2% and up 4.9%, respectively for the Company’s June period of fiscal 2005, which ended July 6th. While we recognize the fact we cannot control the economic environment, we remain focused on what we can control and that is great food and great service provided by great people in great restaurants.”

At its July 14, 2004 meeting, the Company’s Board of Directors declared a semi-annual cash dividend of $0.0225 per share, payable on August 9, 2004 to shareholders of record at the close of business on July 26, 2004.

Fiscal 2005 Guidance

For fiscal 2005, the Company’s goal for diluted earnings per share growth is 16.0-17.0%. This is based on same-store sales growth of approximately 1.0% at Company-owned and domestic franchise Ruby Tuesday restaurants. The Company anticipates 50-55 Company-owned restaurant openings during fiscal 2005, and anticipates its franchisees (including both domestic and international) will open 35-40 Ruby Tuesday restaurants during the same period. Additionally, the Company anticipates continuing its purchase of Company common stock under the existing share repurchase program, where 3.8 million shares remain authorized for repurchase. For the first quarter of fiscal 2005, the Company is projecting 22% diluted earnings per share growth based on approximately flat same-store sales at Company-owned Ruby Tuesday restaurants.

Additional Fourth Quarter Highlights:

  Diluted earnings per share increased 17.9% to $0.46 from $0.39.
  Net income increased 22.6% to $31,049,000 from $25,318,000.
  Sales at franchise (including franchise partnership and traditional franchise)Ruby Tuesday restaurants totaled $124,287,000 and $102,140,000 for the fourth quarter of fiscal 2004 and fiscal 2003, respectively. These sales are the basis for determining royalty fees included in franchise income on the Company’s income statement.
  Thirteen Company-owned Ruby Tuesday restaurants were opened and three were closed due to lease expirations.
  Ten franchise restaurants were opened and two were closed (one due to lease expiration).
  The Company repurchased 1.2 million shares of its common stock.

Year-to-Date Highlights:

  Diluted earnings per share increased 20.6% to $1.64 from $1.36.
  Net income increased 24.3% to $110,009,000 from $88,484,000.
  Sales at franchise (including franchise partnership and traditional franchise) Ruby Tuesday restaurants totaled $453,983,000 and $387,592,000 for fiscal year 2004 and fiscal year 2003, respectively. These sales are the basis for determining royalty fees included in franchise income on the Company’s income statement.
  Fifty Company-owned Ruby Tuesday restaurants were opened and six were closed.
  Forty franchise restaurants were opened and five were closed.
  The Company exercised its right to acquire an additional 49% interest in four of the franchise partnerships during the year. As of June 1, 2004, the Company held a 50% interest in thirteen franchise partnerships collectively operating 137 Ruby Tuesday restaurants.
  The Company repurchased 1.2 million shares of its common stock.

Ruby Tuesday, Inc. has Company-owned, and/or franchise Ruby Tuesday brand restaurants in 41 states, the District of Columbia, Puerto Rico, and 12 foreign countries. As of June 1, 2004, the Company owned and operated 484 Ruby Tuesday restaurants, while domestic and international franchisees operated 216 and 36 (including Hawaii) locations, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:
Price Cooper	Phone: 865-379-5700

The Company will host a conference call which will be a live web-cast tomorrow morning at 8:30 Eastern Time. The call will be available live at the following websites:

http://www.fulldisclosure.com
http://www.rubytuesday.com

The call will be archived on both sites through the close of business on July 22, 2004.

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events, including the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; consumers’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; and general economic conditions.